Exhibit 5.1

WongPartnership LLP
12 Marina Boulevard Level 28
Marina Bay Financial Centre Tower 3
Singapore 018982
t +65 6416 8000
f +65 6532 5711/5722
e contactus@wongpartnership.com

Not for service of court documents

wongpartnership.com

ASEAN | CHINA | MIDDLE EAST

TO		FROM

CTM/20100419
The Board of Directors
Avago Technologies Limited	Fax:	+65 6532 5711
1 Yishun Avenue 7
Singapore 768923	Direct:	+65 6416 2418

21 August 2014	Email:	james.choo@wongpartnership.com

Dear Sirs

AVAGO TECHNOLOGIES LIMITED (THE “COMPANY) – REGISTRATION STATEMENT ON FORM S-3 IN RESPECT OF (I) US$1,000,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF 2.0 PERCENT CONVERTIBLE NOTES DUE 2021 ISSUED BY THE COMPANY AND (II) UP TO 21,857,900 CONVERSION SHARES (AS DEFINED BELOW)

A.	Introduction

1.	We have acted as Singapore legal advisers to the Company, a company incorporated under the laws of the Republic of Singapore, in connection with the filing by the Company with the United States Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in respect of (i) US$1,000,000,000 in aggregate principal amount of 2.0 per cent. convertible notes due 2021 issued by the Company (the “Convertible Notes”) and (ii) up to 21,857,900 new ordinary shares of the Company (the “Conversion Shares”) issuable by the Company pursuant to the conversion of the Convertible Notes.

B.	Documents

2.	In rendering the opinions set out below, we have examined:

2.1	a copy of the certificate of incorporation of the Company;

2.2	a copy of the Memorandum of Association and the Articles of Association of the Company, as amended as of 31 July 2009 (enclosing a copy each of the Certificate Confirming Incorporation of Company dated 4 August 2005 and the Certificate Confirming Incorporation upon Conversion) (the “Articles of Association”);

WongPartnership LLP (UEN: T08LL0003B) is a limited liability law partnership registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A).

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2.3	a copy of the executed note purchase agreement dated 15 December 2013 (the “Note Purchase Agreement”) entered into between (i) the Company, (ii) Silver Lake Partners IV, L.P. (whose rights and obligations under the Note Purchase Agreement were assigned to and assumed by SLP Argo I Ltd. and SLP Argo II Ltd.), and (iii) Deutsche Bank AG, Singapore Branch, as lead manager;

2.4	a copy of the executed registration rights agreement dated 6 May 2014 (the “Registration Rights Agreement”) entered into between the Company and SLP Argo I Ltd. and SLP Argo II Ltd. (collectively, the “Holders”);

2.5	a copy of the executed indenture dated 6 May 2014 (the “Indenture”) entered into between (i) the Company and (ii) U.S. Bank National Association, as trustee;

2.6	a copy of each of the definitive certificates evidencing the Convertible Notes (the “Definitive Certificates”);

2.7	copies of the minutes and resolution in writing of the Board of Directors of the Company dated 31 December 2014 and 2 May 2014 (collectively, the “Board Resolutions”);

2.8	a copy of the minutes and resolutions passed by the shareholders of the Company on 9 April 2014 (the “Company Shareholders’ Resolution” and together with the Board Resolutions, the “Resolutions”);

2.9	a copy of the Registration Statement; and

2.10	such other documents as we may have considered necessary or desirable to examine in order that we may render this opinion.

3.	The Note Purchase Agreement, the Indenture, the Registration Rights Agreement and each of the Definitive Certificates shall collectively be referred to herein as the “Transaction Documents”.

4.	Save as expressly provided in paragraph 6 of this legal opinion, we express no opinion whatsoever with respect to any document described in paragraph 2 herein. With respect to the accuracy of material factual matters which were not independently verified, we have relied on certificates and statements of officers of the Company (if any). We have not examined any contracts, instruments or documents entered into by or affecting the Company or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specifically listed in paragraph 2 as being made or reviewed by us in this legal opinion. We have not investigated or verified the accuracy of the facts, the reasonableness of any assumptions, statements of opinion or intention or certifications contained in the Transaction Documents, and have not attempted to determine whether any material fact has been omitted therefrom.

C.	Assumptions

5.	We have assumed (without enquiry and with your consent):

5.1	that each of the parties to the Transaction Documents (other than the Company) is validly incorporated and existing under the laws of its place of incorporation;

5.2	that each of the Transaction Documents is within the capacity and powers of, and has been validly authorised by, each party thereto (other than the Company), and has been validly executed and delivered by and on behalf of each party thereto (other than the Company) in accordance with all relevant laws (other than the laws of the Republic of Singapore), including the laws of that party’s jurisdiction of incorporation, and its constitutional documents;

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5.3	that each of the parties to the Transaction Documents (other than the Company) has obtained all necessary consents and authorisations, and is otherwise qualified or empowered, to enter into and perform its obligations under the Transaction Documents to which it is a party and that, so far as the laws of all jurisdictions (other than the Republic of Singapore) are concerned, each of the Transaction Documents constitutes valid, legally binding and enforceable obligations of each party thereto;

5.4	that each of the documents submitted to us for examination are complete and up-to-date copies and have not in any way been amended, varied, revoked or substituted since the same were delivered to us, and all representations and factual statements contained in the Transaction Documents are true and correct;

5.5	that (i) neither the Company nor any of its officers or employees has notice of any matter which would adversely affect the validity or regularity of the Resolutions which we have sighted referred to in paragraph 2 above; and (ii) the Resolutions are in full force and effect and have not been revoked or amended, the Resolutions were passed in accordance with the procedures set out in the Memorandum and Articles of Association and that no other resolution or other action has been taken which could affect the validity of any or all of such resolutions;

5.6	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

5.7	there are no provisions of the laws of any jurisdiction (other than the laws of the Republic of Singapore) which will be contravened by the execution or delivery of the Transaction Documents, the issue, offering and sale of the Convertible Notes and the allotment and issue of the Conversion Shares and that, insofar as any obligation expressed to be incurred or performed under the Transaction Documents, the issue, offering and sale of the Convertible Notes and to the extent relevant, in connection with the allotment and issue of the Conversion Shares, falls to be performed in or is otherwise subject to the laws of any jurisdiction (other than the Republic of Singapore), its performance will not be illegal by virtue of the laws of that jurisdiction;

5.8	that applicable consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency outside the Republic of Singapore and all other requirements outside the Republic of Singapore for the legality, validity and enforceability of the Transaction Documents, the issue, offering and sale of the Convertible Notes and the allotment and issue of the Conversion Shares, have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

5.9	that in exercising their respective powers to enter into the Transaction Documents, the respective directors of each of the parties to the Transaction Documents are acting in good faith and in furtherance of the respective substantive objects and for the legitimate purpose of each of the parties to the Transaction Documents and that the entry into of the Transaction Documents by each of the parties to the Transaction Documents, may reasonably be considered to have been in the interests, and for the commercial benefit, of each of the parties to the Transaction Documents;

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5.10	the execution and delivery by each of the parties to the Transaction Documents and the performance of their respective obligations under the Transaction Documents, the consummation of the transactions contemplated in the Transaction Documents and the offering and issuance of the Convertible Notes do not contravene (a) any provision of the laws of any jurisdiction (other than the Republic of Singapore) to which each of the parties to the Transaction Documents or any of their respective assets are subject, (b) any provision of the Memorandum of Association and Articles of Association or the respective constitutive documents, as the case may be, of each of the parties (if a corporation and other than the Company) to the Transaction Documents, (c) any of the agreements binding on each of the parties to the Transaction Documents or any of their respective assets, or (d) any judgment, order or decree of any governmental body or agency or court (other than in the Republic of Singapore) having jurisdiction over each of the parties to the Transaction Documents or any of their respective assets;

5.11	that no foreign law is relevant to or affects the conclusions stated in this opinion, and none of the opinions expressed herein will be affected by the laws (including, without limitation, the public policy) of any jurisdiction outside the Republic of Singapore, and insofar as the laws of any jurisdiction outside the Republic of Singapore may be relevant, such laws have been or will be complied with;

5.12	all acts, conditions or things required to be fulfilled, performed or effected in connection with the execution or delivery of the Transaction Documents, the issue, offering and sale of the Convertible Notes and the allotment and issue of the Conversion Shares under the laws of any jurisdiction (other than the Republic of Singapore) have been duly fulfilled, performed and complied with;

5.13	that each of the parties to the Transaction Documents is not, or will not be, seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of any of the Transaction Documents to which it is a party which might render any of them or any relevant transaction or associated activity illegal, void or voidable;

5.14	that neither the Transaction Documents nor the transactions contemplated under the Transaction Documents constitutes a sham;

5.15	that each party to the Transaction Documents has not entered into any agreement, document, arrangement or transaction which may in any way prohibit or restrict their right to enter into and perform their obligations under the Transaction Documents to which it is a party;

5.16	that none of the parties to the Transaction Documents (other than the Company) is entitled to claim immunity from suit, execution, attachment or legal process in any proceedings taken in the Republic of Singapore in relation to the Transaction Documents;

5.17	that each of the parties to the Transaction Documents (other than the Company) has not passed a voluntary winding-up resolution, no petition has been presented or order made for the bankruptcy, winding-up, dissolution, receivership or judicial management of any of the parties to the Transaction Documents (other than the Company) and no receiver, judicial manager or similar officer has been appointed in relation to any of the parties to the Transaction Documents (other than the Company) or any of their respective assets;

5.18	valid consideration will be furnished for the entry into of the Transaction Documents;

5.19	the absence of fraud, bad faith, undue influence, coercion or duress on the part of any party to the Transaction Document, and its respective officers, employees, agents and advisers;

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5.20	that the Convertible Notes have been duly offered, sold and delivered by the Company in accordance with the terms of the Transaction Documents and in particular, the selling restrictions set out in the Transaction Documents have been complied with in all respects in connection with any offer, sale or delivery of the Convertible Notes;

5.21	none of the Convertible Notes have been offered or sold or made the subject of an invitation for subscription or purchase in the Republic of Singapore; and

5.22	that the choice of laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of New York as a matter of laws of the State of New York and all other relevant laws (other than the laws of the Republic of Singapore).

D.	Opinion

6.	Based on the foregoing and subject to the assumptions set out in this letter and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that:

6.1	the Convertible Notes constitute binding and enforceable obligations of the Company in accordance with its terms under the laws of the Republic of Singapore; and

6.2	the Conversion Shares have been duly authorised and reserved for issuance and, when issued upon the conversion of the Convertible Notes in accordance with the terms and conditions of the Convertible Notes and the Transaction Documents, will be validly issued, fully paid and non-assessable, and will not violate any pre-emptive or similar rights under the laws of the Republic of Singapore and the Articles of Association.

E.	Qualifications

7.	The qualifications to which the opinions set out in this letter are subject are as follows:

7.1	we have assumed that the term “non-assessable” (a term which has no recognised meaning under laws of the Republic of Singapore) in relation to the Convertible Shares to be issued means that holders of such shares, having fully paid up all amounts due on such shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares;

7.2	the term “enforceable” or “enforcement” as used above means that the obligations assumed or to be assumed under the Transaction Documents are of a type which the courts the Republic of Singapore enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms;

7.3	enforcement of the obligations of each party to the Transaction Documents may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors’ rights;

7.4

this legal opinion is not to be taken to imply that a court of the Republic of Singapore will necessarily grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for

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specific performance and injunctions are, in general, discretionary remedies under the laws of the Republic of Singapore and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

7.5	where any party to the Transaction Documents is vested with a discretion or may determine a matter in its opinion, that party may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

7.6	where, under the Transaction Documents, any person is vested with discretion or may determine a matter in its opinion, the laws of the Republic of Singapore may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

7.7	claims may become barred under the Limitation Act (Chapter 163 of Singapore) and/or the Foreign Limitation Periods Act (Chapter 111A of Singapore) or may be or become subject to defences of set-off or counterclaim;

7.8	a court of the Republic of Singapore may stay proceedings if concurrent proceedings are brought elsewhere and/or if there is another clearly more appropriate forum than the Republic of Singapore;

7.9	where obligations are to be performed in a jurisdiction outside the Republic of Singapore, they may not be enforceable in the Republic of Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction and a court in the Republic of Singapore may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance;

7.10	the effectiveness of any provision of any of the Transaction Documents which allows an invalid provision to be severed in order to save the remainder of that Transaction Document will be determined by the courts the Republic of Singapore in their discretion;

7.11	a court in the Republic of Singapore may in its discretion decline to give effect to any provision in any of the Transaction Documents and the Convertible Notes which involves an indemnity for legal costs incurred by an unsuccessful litigant or where the court of the Republic of Singapore has itself made an order for costs;

7.12	any provision in the Transaction Documents which provides, or which has the effect of providing, the payment of an increased amount by reason of any default may not be enforceable in a court of the Republic of Singapore if it is construed as a penalty;

7.13	except as may be provided under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore), under general principles of law of the Republic of Singapore, a person who is not a contracting party to an agreement is not entitled to the benefits of the agreement and may not enforce the agreement;

7.14	it is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims on the contract, such as a claim in tort;

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7.15	the parties to the Transaction Documents may be able to amend or waive any provision thereof by oral agreement or otherwise by their conduct despite any provision to the contrary;

7.16	any provision in the Transaction Documents which provides that certain calculations and/or certifications will be conclusive and binding (aa) will not be effective if such calculations and/or certifications are fraudulent or contain any manifest errors, and (bb) will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party;

7.17	indemnity provisions in the Transaction Documents may not be binding under the laws of the Republic of Singapore to the extent that performance would be illegal or contrary to public policy under the laws of the Republic of Singapore;

7.18	to the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty;

7.19	any provision of any of the Transaction Documents or the Convertible Notes stating that a failure or delay, on the part of any of party thereto, in exercising any right or remedy under any of the Transaction Documents or the Convertible Notes shall not operate as a waiver of such right or remedy may not be effective;

7.20	the rate of interest recoverable after judgment in the High Court of Singapore is limited to 5.33 per cent. per annum or (aa) such other rate fixed by the Chief Justice of Singapore, (bb) such lower rate as may be directed by the High Court, or (cc) such rate that parties have agreed otherwise;

7.21	if it is necessary to initiate any legal proceedings in the Republic of Singapore by serving a writ outside the jurisdiction, the leave of the court (as to which the court has a discretion) would have to be obtained;

7.22	the courts of the Republic of Singapore are bound to follow judicial precedents laid down by superior courts of the Republic of Singapore. However, the Court of Appeal of Singapore, which is the highest court in the Republic of Singapore, has power to depart from such precedents where adherence will cause injustice in a particular case or constrain the development of law in conformity with the circumstances of the Republic of Singapore;

7.23	a court in the Republic of Singapore will not be automatically bound to stay proceedings brought in its jurisdiction despite the existence of an exclusive jurisdiction provision in an agreement naming the foreign jurisdiction where the proceedings should be brought. The courts of the Republic of Singapore have the discretion as to whether or not to grant an application for a stay notwithstanding such an exclusive jurisdiction clause;

7.24	it is possible that a court in the Republic of Singapore would hold that any judgment (whether in the Republic of Singapore or elsewhere) given in relation to an agreement supersedes the specific provisions of such an agreement for all intents and purposes, with the effect that any obligations imposed upon each of the parties under an agreement, which are expressed to apply both before and after judgment, might not be held to survive any judgment;

7.25	enforcement may be limited by the provisions of the laws of the Republic of Singapore applicable to agreements held to have been frustrated by events happening after their execution;

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7.26	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by misrepresentation or other vitiating factors and the courts of the Republic of Singapore will generally not enforce an obligation if there has been fraud;

7.27	any provision in the Transaction Documents which purports to excuse or protect any party against its own negligence or misconduct or which purports to apply notwithstanding the negligence or misconduct of any party, or excusing a party from a liability or duty otherwise owed, may be limited by law or may not be given effect by the courts of the Republic of Singapore;

7.28	whilst a court of the Republic of Singapore has power to give judgment in a currency other than Singapore dollars, if, subject to the terms of the contract, it is the currency which most truly expresses the plaintiff’s loss, it has the discretion to decline to do so; and

7.29	we are not responsible for investigating or verifying the accuracy or completeness of any facts or information, including statements of foreign law, or the reasonableness of any assumptions or statements of opinion or intention contained in any document described in paragraph 2. In addition, we are not responsible for investigating or verifying that no material facts have been omitted from any document described in paragraph 2

8.	We express no opinion as to the validity, binding effect or enforceability of any provision in the Transaction Documents or, where applicable, the Conversion Shares by reference to a law other than that of the Republic of Singapore, or as to the availability in the Republic of Singapore of remedies which are available in other jurisdictions. This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore.

9.	Our advice is strictly limited to matters stated in this opinion and is not to be construed as extending by implication to all the documents listed in paragraph 2 above, or to any other matter or document in connection with, or referred to, in such document.

10.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the inclusion of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

11.	This opinion is only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person’s purposes, and is strictly limited to the matters stated in this opinion and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise. Further, save for the filing of this opinion with the SEC as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent, unless the person to whom it is addressed is required to do so by law, regulation or any governmental or regulatory authority.

Yours faithfully

/s/ WongPartnership LLP

WONGPARTNERSHIP LLP